Exhibit 10.46(c)

SPECIAL SUPPLEMENTAL CONDITIONS

FOR THE PURCHASE OF

ACTIVATED CARBON

Dated as of April 24, 2008

*	indicates portions of the exhibit that have been omitted pursuant to a request for confidential information and filed separately with the Commission.

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SECTION 8. TRANSPORTATION OBLIGATIONS		6

8.1	Transport	6

SECTION 9. PRICE OF CARBON		6

9.1	Contract Price	6

9.2	Calculation of Billing Price	6

9.2.1 Base Price		7

9.2.2 Inflation Adjustment		7

9.2.3 Billing Price		7

9.2.4 Notice of Calculations		7

9.3	Taxes, Fees and Royalties	7

9.5	Rounding	8

9.6	END OF TERM RECONCILIATION CONTRACT, SELLER SHALL WAIVE THE DEFICIT PAYMENT.	8

SECTION 10. INVOICING AND PAYMENT		DELETED

10.1	Invoicing Procedures	DELETED

10.2	Payment Procedures	DELETED

10.3	Disputed Invoices	DELETED

SECTION 11. COMPLIANCE WITH LAWS		DELETED

11.1	Construction	DELETED

11.2	Severability	DELETED

SECTION 12. WEIGHING, SAMPLING, AND ANALYSIS		8

12.1	Procedures	8

12.2	Duties to Sample Carbon	8

12.3	Duties of Seller to Weigh Carbon.	9

12.3.1 Duty to Weigh; Use of Weighing Data		9

12.3.2 Inspection and Certification of Scales		9

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12.3.3 Seller’s Certification of Scales and Weights; Correction of Errors		9

12.4	Failure of Weighing, Sampling or Analytical Procedures.	9

12.4.1 Substitute Procedures		9

12.4.2 Inaccurate or Unreliable Sample or Final Analysis		9

12.5	Rights of Buyer and Seller in Weighing, Sampling and Analysis.	9

12.5.1 Results of Sampling and Analysis Binding		9

12.5.2 Independent Analysis of Samples		10

12.5.3 Referee Analysis		10

12.5.4 Observation of Sampling and Analysis		10

SECTION 13. RECORDS AND AUDITS		DELETED

13.1	Record Review.	DELETED

13.1.1 Records of Seller		DELETED

13.1.2 Records of Buyer		DELETED

13.1.3 Overpayment or Underpayment		DELETED

13.2	Timing of Record Review	DELETED

SECTION 14. FORCE MAJEURE		DELETED

14.1	Definition of Force Majeure	DELETED

14.2	Effect of Force Majeure	DELETED

SECTION 15. EVENTS OF DEFAULT; REMEDIES		10

15.1	Event of Default	10

15.1.1 Payment Default		10

15.1.2 Failure to Perform Material Provisions		10

15.2	Remedies for Default and Event(s) of Default	10

15.3	Specific Performance and Injunctive Relief	11

15.4	Waiver of Breach	DELETED

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15.5	Seller’s Right to Suspend Deliveries	11

15.6	Limitation of Liabilities	DELETED

SECTION 16. CHOICE OF LAW; DISPUTE RESOLUTION		DELETED

16.1	Choice of Law	DELETED

16.2	Arbitration	DELETED

16.3	AAA Exceptions	DELETED

16.3.1 Selection of Arbitration Panel		DELETED

16.3.2 Arbitration Process		DELETED

16.3.3 Arbitration Award		DELETED

16.3.4 Arbitration Costs		DELETED

16.3.5 Enforcement of Award		DELETED

16.4	Remedies	DELETED

16.5	No Consolidation	11

SECTION 17. ASSIGNMENTS AND COOPERATION WITH FINANCING		11

17.1	Assignment Not Allowed	DELETED

17.2	Assignment to Affiliate	DELETED

17.3	Assignment By Seller	DELETED

17.4	Assignment By Buyer	DELETED

17.5	Successors and Assigns	DELETED

SECTION 18. CONFIDENTIALITY		DELETED

SECTION 19. NOTICES		DELETED

19.1	General Notices	DELETED

19.2	Effectiveness	DELETED

19.3	Changes in Persons and Addresses	DELETED

SECTION 20. WAIVERS		DELETED

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SECTION 21. HEADINGS AND SECTION NUMBERS - CONSTRUCTION	DELETED

21.1 Headings Not to Affect Construction	DELETED

21.2 References to Section Numbers	DELETED

SECTION 22. AMENDMENTS	DELETED

SECTION 23. COMPLETE AGREEMENT	DELETED

SECTION 24. COUNTERPARTS	DELETED

EXHIBIT A Red River Environmental Products Revised Proposal Pricing

EXHIBIT B Activated Carbon Purchase Commitment

EXHIBIT C Treated Activated Carbon Product Specification

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Special Supplemental Conditions

THIS ACTIVATED CARBON (“Master Agreement”) is entered into by SOUTHERN COMPANY SERVICES, INC., an Alabama corporation with offices located at 241 Ralph McGill Boulevard, Atlanta, Georgia 30308, acting on its own behalf and as authorized agent for its Affiliates, (hereinafter referred to as “Purchaser”) and ADA-ES, Incorporated, a Colorado corporation and Red River Environmental Products, LLC, a Delaware corporation with its primary office located at 8100 SouthPark Way, Unit B, Littleton, CO 80120 (hereinafter referred to as “Supplier”). This Master Agreement shall become effective on the date it is executed by the later of Purchaser and Supplier (“Effective Date”). WHEREAS, Seller is developing an activated carbon manufacturing facility in Coushatta, Louisiana which is targeted for commercial operation by the end of the 1st quarter of 2010;

WHEREAS, Seller desires to fulfill its obligations under this Agreement (i) by manufacturing Carbon at its Louisiana facility and (ii) by selling such Carbon to Buyer in accordance with the terms, and subject to the conditions, of this Agreement;

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, Carbon in the amounts and upon the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and obligations stated in this Agreement, the receipt and sufficiency of which the Parties acknowledge, Seller and Buyer hereby agree as follows:

SECTION 1. DEFINED TERMS

The words and phrases listed in Section 1 shall have the meanings ascribed to them in Section 1 wherever they appear in this Agreement as defined terms, which shall be indicated by initial capital letters on each word. Capitalized words and phrases contained in this Agreement that are not listed in Section 1 of this Agreement shall be defined in the particular Section(s) in which they are used or if defined elsewhere in the Contract then shall have such meaning.

“Additional Pounds” shall have the meaning given in Section 4.4.

“Adjustment Index” means the United States Consumer Price Index.

“Agreement” means this Activated Carbon Supply Agreement and all modifications and supplements hereto implemented in accordance with this Agreement.

“Annual Nomination” refers to the total number of Pounds of Carbon that Buyer instructs Seller to deliver during each Contract Year, in accordance with Section 4.2 of this Agreement.

“Base Price” shall have the meaning given in Section 9.2.1.

“Billing Price” shall have the meaning given in Section 9.2.3.

“Business Day” shall mean any Day other than a Legal Holiday.

“Buyer” shall have the meaning set forth in the Preamble to this Agreement and includes Buyer’s successors and permitted assigns under this Agreement.

“Carbon” shall mean the activated carbon supplied by Seller to Buyer hereunder, which shall have the specifications and quality characteristics set forth in Exhibit C and the Technical Specifications for Activated Carbon

“Contract Price” shall have the meaning given in Section 9.1.

“Carbon Purchase Commitment” shall be the minimum purchase commitment set forth in Exhibit B

“Contract Year” means (i) the period beginning on the Effective Date and ending on December 31 of such calendar year for the first Contract Year, and (ii) for each other calendar year during the Term, the annual period beginning on January 1 and ending on December 31 of such calendar year except that if the Agreement is terminated in accordance with the terms hereof in the middle of the year, the last Contract Year ends on the effective date of termination.

“Day” shall mean calendar day unless the context in which the term “day” is used clearly indicates that a Business Day is indicated. The word day shall have such meaning whether or not the initial letter is capitalized.

“Effective Date” shall have the meaning given in Section 2.1.

“Event of Default” shall have the meaning given in Section 15.1.

“Event of Force Majeure” shall have the meaning given in Section 14.1.

“Excuse Event” shall have the meaning given in Section 4.1

“Extension Period” shall have the meaning given in Section 2.4.

“First Year” shall have the meaning given in Section 4.2.

“Force Majeure” shall have the meaning given as defined in the General Conditions of the Contract for the Purchase of Chemical and/or Gas Products.

“Force Majeure Period” shall have the meaning given in as defined in the General Conditions of the Contract for the Purchase of Chemical and/or Gas Products.

“Governmental Authority” shall mean any nation or government (including, without limitation, the government of the United States), any state, county, municipal or other political subdivision thereof and any Person exercising legislative, judicial, regulatory or administrative functions of or pertaining to the government.

“Legal Holiday” shall mean Saturday, Sunday or any Day on which banking institutions in New York, New York are authorized by law, regulation or executive order to remain closed.

“Notice” shall mean a notice given in accordance with and complying with the requirements of Section 19.

“Party” shall mean either Buyer or Seller and “Parties” means both Buyer and Seller.

“Person” shall mean any individual, limited liability company, partnership, corporation, association, business trust, or other entity or Governmental Authority.

“Point of Delivery” means F.O.B. Buyer’s Facility.

“Seller” shall have the meaning set forth in the Preamble to this Agreement and includes Seller’s successors and permitted assigns under this Agreement.

“Seller’s Facility” means Seller’s carbon production facility located in Coushatta, Louisiana

“Starting Delivery Date” shall have the meaning given in Section 2.2.

“Term” shall have the meaning given in Section 2.3.

“Poundage Variations” shall have the meaning given in Section 4.3.

SECTION 2. CONTRACT TERM

2.1 Effective Date. The “Effective Date” shall be April 24, 2008.

2.2 Starting Delivery Date. At least sixty (60) days before the May 1, 2009, Buyer shall provide Notice to Seller of the date on which Carbon deliveries will commence under this Agreement (the “Starting Delivery Date”) which date shall be a Business Day.

2.3 Initial Term. The “Initial Term” of this Agreement shall begin on the Effective Date and shall continue thereafter to and including December 31 of the Contract Year in which the fifth (5th) anniversary of the Starting Delivery Date occurs, unless earlier terminated in accordance with this Agreement, or unless extended pursuant to Section 2.4.

2.4 Term Extensions. The Initial Term may be extended for up to two (2) additional five (5) year extension periods (each an “Extension Period” and collectively with the Initial Term, the “Term”) if on or before January 1 of the last Contract Year of the Initial Term and January 1 of the last Contract Year of the first Extension Period, provided that Seller provides Notice to Buyer of the pricing and escalation methodology offered for the next Extension Period, and provided that Buyer accepts such pricing and escalation in writing by April 1 of the same Contract Year.

SECTION 3. OUTLINE OF THE OBLIGATIONS OF THE PARTIES

3.1 Purpose. The purpose of this Section 3 is to state in brief form a summary of the obligations of the Parties under this Agreement. Notwithstanding this Section 3, Buyer and Seller expressly intend that all the promises, covenants and other obligations contained in any portion of this Agreement shall be performed as fully and faithfully as the obligations stated in this Section 3.

3.2 Obligations of Seller or Seller’s Affiliate(s). Subject to the terms and conditions of this Agreement, Seller or Seller’s Affiliate(s) shall perform the following obligations:

3.2.1 Provide Carbon to the Buyer of the quality specified in Exhibit A and the Technical Specification for Activated Carbon and in the quantities specified in Exhibit B in accordance with the schedules established pursuant to this Agreement.

3.2.2 Issue invoices for Carbon as specified by this Agreement.

3.2.3 Maintain adequate books and records with respect to its obligations and performance under this Agreement and provide various reports as mutually defined and agreed to

3.2.4 Seller may perform its obligations hereunder directly or cause such obligations to be performed by any of its Affiliates, contractors or other designees provided that Seller shall at all times remain responsible to Buyer for the full and timely performance of its obligations hereunder.

3.3 Obligations of Buyer. Subject to the terms and conditions of this Agreement, Buyer shall perform the following obligations:

3.3.1 Except in connection with an Excuse Event, purchase the full Carbon Purchase Commitment set forth in Exhibit B of this Agreement and accept delivery of such Carbon in accordance with the schedules established pursuant to this Agreement.

3.3.2 Pay the applicable Contract Price for Carbon delivered and accepted in accordance with this Agreement and any other amounts owed by it hereunder as and when due in accordance with this Agreement.

SECTION 4. CARBON QUANTITIES AND DELIVERY SCHEDULES

4.1 Quantity Obligations. Buyer shall purchase the minimum quantities specified in Exhibit B (the “Carbon Purchase Commitment”) from Seller pursuant to this Agreement except to the extent (a) Seller is unable to deliver all required Carbon for the Carbon Purchase Commitment in accordance with this Agreement, (b) Seller is in an Event of Default, (c) Force Majeure prevents Seller from supplying Buyer with sufficient Carbon to fulfill the Carbon Purchase Commitment, or (d) Buyer is unable to accept Carbon due to Force Majeure (each an “Excuse Event”). In the case of an Excuse Event, Buyer’s Carbon Purchase Commitment shall be equitably reduced to account for such event provided however, that in the event an Excuse Event leads to termination of this Agreement in accordance with its terms, the Carbon Purchase Commitment will terminate upon such termination. Subject to the Carbon Purchase Commitment and terms and conditions of this Agreement, during each Contract Year, Seller shall tender to Buyer at the Point of Delivery and Buyer shall purchase from Seller, the total quantity of Carbon specified in Buyer’s Annual Nomination pursuant to Section 4.2, as such Annual Nomination may be revised from time to time in accordance with Section 4.3 and other applicable provisions of this Agreement; provided that Buyer’s Annual Nomination shall at all times be consistent with achieving Buyer’s full Carbon Purchase Commitment during the Term of this Agreement except to the extent that Buyer is not obligated to purchase such full Carbon Purchase Commitment due to an Excuse Event.

4.2 Annual Nominations. At least sixty (60) Days prior to the Starting Delivery Date the Parties shall mutually agree on a start-up schedule and the amount of Carbon to be delivered on a monthly basis through the remainder of the Contract Year in which deliveries start (the “First Year”). On or before November 1 of the First Year and each succeeding Contract Year, Buyer shall nominate the Poundage to be delivered in the following Contract Year, broken down into monthly amounts. Each such Annual Nomination shall be no less than a minimum of Pounds (the “Annual Minimum”) as specified in Exhibit B and not greater than 1.2 times (120%) the Annual Minimum (the “Annual Maximum”) Pounds as specified in Exhibit B. Buyer may revise the Annual Nomination within the foregoing limits, and in accordance with the notification requirements, for Poundage Variations specified in Section 4.3. The term “Annual Nomination” as used in this Agreement shall reflect the actual nomination amount in effect from time to time. Notwithstanding anything in this Agreement to the contrary, in no event shall any Annual Nomination exceed the Annual Maximum.

4.3 Poundage Variations. Buyer may, at its sole discretion and for any reason, increase or decrease any monthly quantity to reflect its revised expectation of its Carbon needs upon at least thirty (30) Days prior Notice to Seller (“Poundage Variations”); provided that such an increase or decrease shall not cause the Annual Nomination to be less than the Annual Minimum or exceed the Annual Maximum Pounds. The Parties acknowledge that Buyer shall have the right to reduce the monthly quantity to as low as zero if necessary to accommodate an outage at a facility.

4.4 Additional Pounds. In the event that the Buyer desires and/or needs to purchase Carbon in excess of the Annual Maximum for any Contract Year, upon request of Buyer, Seller shall, in good faith, determine whether the additional Pounds (the “Additional Pounds”) can be supplied by Seller. If the Additional Pounds are not available for supply to Buyer (the “Declined Pounds”), then it shall promptly (and, in any event, within ten (10) Days) provide Notice thereof to Buyer.

SECTION 5. PRODUCT WARRANTY

5.1 Supplier warrants that all Carbon delivered to Purchaser under this Agreement shall conform strictly to the quality specifications set forth in Exhibit C and the Technical Specification for Activated Carbon. Carbon shall be tested in accordance with the testing protocols set forth in Exhibit C. In the event that any Carbon delivered hereunder does not conform to the foregoing warranty, Seller shall promptly provide, at Seller’s sole expense, replacement Carbon in a quantity to replace any unused quantity of out of specification Carbon and Seller shall remove, any out of specification and contaminated carbon at Buyers request and option. To the extent out of specification Carbon is used by Buyer, Seller shall compensate Buyer for the diminished value of the out of specification carbon by providing a credit to Seller’s invoice for the difference in value of the out of specification Carbon, and to the extent, if any, that the out of specification carbon has damaged the carbon injection equipment or any other equipment at Buyer’s plant Seller shall repair such damage promptly or reimburse Buyer for the reasonable cost of such repair. The foregoing remedies shall be the sole remedies for breach of the foregoing warranty.

SECTION 6. SOURCE OF CARBON

6.1 Source of Carbon. The Carbon delivered pursuant to this Agreement shall be manufactured by the Seller at Seller’s Facility provided however, that upon notice to Buyer, Seller may provide Carbon from other sources for interim periods or if other events not reasonably foreseeable cause a temporary outage or significant production reduction at the Seller’s Facility. Seller shall be obligated to make all commercially reasonable efforts to minimize the period of such interim supply period, and except for disruptions caused by Force Majeure, Seller shall be responsible for any additional transportation/shipping costs due to the alternative source location.

SECTION 7. DELIVERY OF CARBON

7.1 Point of Delivery. The “Point of Delivery” shall be Buyer’s Facility.

7.2 Title and Risk of Loss. Title and risk of loss and damage to Carbon shall pass to Buyer when Carbon passes Buyer’s Carbon unloading valve. Seller warrants that it has and will pass to Buyer full title to such Carbon free and clear of all liens and encumbrances. Seller assumes no liability for the Carbon after title and risk of loss pass to Buyer, except for out of specification Carbon and/or as otherwise specifically provided in this Agreement.

SECTION 8. TRANSPORTATION OBLIGATIONS

8.1 Transport. Unless otherwise agreed Seller shall arrange for the Carbon’s transport by truck to and the offloading at the Point of Delivery. Such trucks shall be of sufficient capacity to accommodate the transport of the Annual Nominations made (and adjusted) pursuant to this Agreement. Buyer shall pay all of the documented and reasonable costs for such shipment from Seller’s Facility to the Point of Delivery, which costs shall be directly billed to Buyer by the shipping companies to the extent possible. Seller shall at all times comply with Buyer’s reasonable requests regarding selection and management of shipping and shall provide Buyer access to all of Seller’s documents and records regarding shipment costs and expenses. Seller shall be responsible for unloading of trucks at Buyer’s facility. Seller shall use or cause to be used trucks that are in good condition, suitable for activated carbon transport, and ready to load.

SECTION 9. PRICE OF CARBON

9.1 Contract Price. The Contract Price for any calendar month after the Starting Delivery Date is an amount equal to (without duplication) (i) the Billing Price (determined as provided in Section 9.2), multiplied by (ii) the number of Pounds of Carbon delivered during the month.

9.2 Calculation of Billing Price.

9.2.1 Base Price. The Base Price for Carbon sold by Seller to Buyer in accordance with this Agreement (exclusive of shipping costs covered by section 8 above) shall be determined in accordance with Exhibit A.

9.2.2 Inflation Adjustment. The Base Prices shall be adjusted annually as set forth in Exhibit A to reflect inflation. The Inflation Adjustment will be the increase in the United States Consumer Price Index, as published from time to time by the United States Department of Labor, Bureau of Labor Statistics (the "CPI-U”-All Urban Consumers) To allow early budgeting for Contract Year 2011, the Billing Price shall be the Base Price adjusted for each percentage point of change, or proportionately for fractional parts of a percentage point of change, to reflect cumulative changes in the CPI between May 2009 and May 2010 (minimum 0%—maximum 5%). This new price will become effective January 1, 2011 and this methodology will be used for all subsequent periods

9.2.3 Billing Price. The Billing Price for any year shall be the Base Price as adjusted for inflation under section 9.2.2.

9.2.4 Notice of Calculations. Seller shall calculate the Inflation Adjustment to the Base Billing Price pursuant to Section 9.2.2 for each Contract Year and provide Notice to Buyer of the Billing Price to be applicable for such Contract Year prior to January 15 of such year. Seller’s Notice shall provide sufficient detail regarding how such calculations were made.

9.3 Taxes, Fees and Royalties. Except for domestic sales and use taxes, all applicable Federal, State and other governmental division taxes (or, if applicable, all foreign taxes) levied against the Seller and/or the Carbon shall be included in the Contract Price. In addition, all taxes or contributions for unemployment compensation, social security, labor and any other laws with respect to Seller and its employees, now or hereafter effective shall also be included in the Contract Price. Domestic taxes levied on sales or use of the Carbon sold hereunder shall not be included in the Contract Price and will be compensated for or paid by Buyer separately to the extent of legal requirements only.

9.4 Annual Reconciliation of Carbon Purchase Quantity. Within sixty (60) days of the end of each Contract Year, the Seller shall total all deliveries of Carbon to Buyer and determine the annual quantity of Carbon actually delivered (“Annual Delivered Amount”). If the Annual Delivered Amount is less than the Annual Minimum, then Buyer shall pay to Seller the amount calculated by taking the difference between the Annual Minimum and the Annual Delivered Amount (the “Annual Shortfall”) and multiplying that by the Billing Price for the year, and Seller shall deliver to Buyer an amount of Carbon equal to the Annual Shortfall such delivery to be completed as soon as reasonably practical depending on the quantity of the Annual Shortfall and Seller’s then available production capacity. In the case that the first Contract Year after commencement of deliveries is not a full calendar year, the determination of the Annual Minimum shall be appropriately prorated to reflect the actual period of deliveries (e.g. if deliveries commence on June 1 then Annual Minimum would be one half the Annual Minimum specified in 4.2).

9.5 Rounding. Unless otherwise specifically provided by this Agreement, the values used to perform the calculations prescribed by this Agreement shall be rounded to three decimal places. For invoicing purposes, the dollar amounts of charges and credits shall be rounded to the nearest cent. For purposes of adjusting values in accordance with this Section 9, the Adjustment Index shall be rounded to the nearest hundredth of an index point. The annual percentage changes for the Adjustment Index shall be rounded to the nearest hundredth of a percentage point. The Base Price adjusted pursuant to Section 9 shall be rounded to two (2) decimal places.

9.6	End of Initial Term Reconciliation of Carbon Purchased versus Carbon Purchase Commitment: At the end of the Initial Term of the Agreement, the actual quantity of Carbon delivered to Buyer (the “Actual Carbon Purchase”) plus the quantity, if any, of Annual Shortfalls paid for by Buyer and delivered by Seller pursuant to 9.4 above for failure to meet Annual Minimums (collectively the Actual Carbon Purchase plus the quantity of all paid for Annual Shortfalls total the “Purchased Carbon”) shall be reconciled against the quantity of the Carbon Purchase Commitment given by Buyer. If the Purchased Carbon quantity is less than the Carbon Purchase Commitment ( a “Purchase Deficit”), Buyer shall pay to Seller an amount equal to the Billing Price times the Purchase Deficit ( the “Deficit Payment”) and Seller shall deliver to Buyer an amount of Carbon equal to the Purchase Deficit such delivery to be completed as soon as reasonably practical depending on the quantity of the Purchase deficit and the Seller’s then available production capacity. Such payment and delivery shall be Seller’s sole and exclusive remedy for Buyer’s failure to meet its Carbon Purchase Commitment, and Seller’s consequent loss of revenues. In the event that the Purchased Carbon exceeds the Carbon Purchase Commitment, the parties shall have no further obligations to each other hereunder.

shall not affect the validity or the enforceability of the remainder of this Agreement.

SECTION 12. WEIGHING, SAMPLING, AND ANALYSIS

12.1 Procedures. Weighing, sampling, and analysis of the Carbon tendered for delivery shall be carried out in accordance with the provisions of this Section 12.

12.2 Duties to Sample Carbon. Seller shall collect samples at Seller’s Facility in accordance with the testing protocol set forth in Exhibit 1. The sampling shall be conducted at the Seller's Facility and in a statistically reliable method that is in compliance with procedures approved by the American Society for Testing and Materials (“ASTM”). Seller shall, subject to the protocols set forth in Exhibit 1, perform or cause to be performed an analysis of each lot or batch of Carbon produced by Seller to determine the characteristics of the Carbon (the “Analysis”). The methods and procedures to be used in the sampling process and laboratory analysis shall be in compliance with those approved by Buyer and the ASTM, or such other methods and procedures mutually agreed to in writing by the Parties. Unless Buyer requests an independent laboratory analysis pursuant to Section 12.5.3, the results of each Analysis shall be deemed the final analysis, be binding as the analysis for all quality specifications. The foregoing notwithstanding, the Buyer has the right at any time to conduct sampling and analysis of Carbon delivered to Buyer and if such testing reveals a discrepancy with the results obtained by Seller, the Parties shall confer and resolve any issues in good faith.

12.3 Duties of Seller to Weigh Carbon.

12.3.1 Duty to Weigh; Use of Weighing Data. Seller shall weigh or cause to be weighed all Carbon at Seller’s Facility by using truck scales to obtain the inbound unloaded weight of such trucks delivering Carbon and then using the same truck scales to obtain the outbound loaded weight of such trucks delivering Carbon. A representative of Buyer may be present at each weighing. The weight of Carbon thus determined shall be accepted as the Poundage to be used in determining the quantity of Carbon for which invoices are to be rendered and payments made in accordance with Section 10, subject to Buyer’s right to dispute such determinations.

12.3.2 Inspection and Certification of Scales. Seller will have an independent scale inspector inspect, test, calibrate and certify the truck scales annually at its cost. A representative of Buyer may be present at the annual inspection, test and calibration. Buyer has the right at its cost to have an independent testing agency confirm the accuracy of Seller’s scales at reasonable intervals more frequently than annually, but not to exceed monthly unless the scales are found repeatedly to be out of calibration, in which case the scales may be tested as repeatedly requested by Buyer.

12.3.3 Seller’s Certification of Scales and Weights; Correction of Errors. Buyer shall certify the scale readings and the weights indicated thereon shall be used for all Poundage’s under this Agreement. If as a result of any inspection by an independent scale inspector as provided for in Section 12.3.2, the scales are found to be in error in excess of normal scale tolerance, which is understood to be +/-0.5%, the scales shall be corrected and the Poundage for the period since the last scale inspection shall be adjusted either up or down, as the case may be, for 50% of any correction made to the scales and an appropriate credit or debit line item shall be included in the next regularly scheduled invoice.

12.4 Failure of Weighing, Sampling or Analytical Procedures.

12.4.1 Substitute Procedures. In the event Seller is unable for any reason to perform the Analyses or Seller is unable to perform the weighing required by this Agreement, the Parties shall act in good faith to agree on reasonable substitute procedures to be followed by the Parties.

12.4.2 Inaccurate or Unreliable Sample or Final Analysis. In the event that the sampling or analysis of Carbon by Seller in the amount of one or more truckloads was inaccurate or unreliable for any reason, Seller shall certify the average for the preceding and succeeding truckloads which are reliable and accurate and use this average in lieu of the data for any unit delivered determined to be unreliable or inaccurate, provided that all such truckloads of Carbon were manufactured during the same time period from raw materials from the same source.

12.5 Rights of Buyer and Seller in Weighing, Sampling and Analysis.

12.5.1 Results of Sampling and Analysis Binding. Subject to Section 12.5.3 below, the reports of sampling and analysis made by Seller shall be binding on the Parties for all purposes under this Agreement and the performances of the Parties under this Agreement shall be based on such reports, subject to Buyer’s right to dispute such determinations. A copy of the results of each Analysis of Carbon shall be sent by Seller to Buyer with each monthly invoice.

12.5.2 Independent Analysis of Samples. Each representative unit sample collected for analysis shall be divided into three parts, and two of these parts shall be stored in suitable containers at the testing facility for a period of at least sixty (60) Days. Seller shall deliver to Buyer one part of such sample for purposes of independently evaluating the performance or verifying the analysis of Seller.

12.5.3 Referee Analysis. If Buyer’s analysis of a sample it has received pursuant to Section 12.5.2 differs from the analysis that Seller performs pursuant to Section 12.2 by more than the ASTM standard for reproducibility, Seller shall have the right to have the quality of the lot or batch of Carbon in question determined by an independent laboratory chosen jointly by Buyer and Seller. Seller shall exercise this right, if at all, within sixty (60) Days after it receives the part sample referenced in Section 12.5.2. The cost of the independent laboratory analysis shall be borne equally by the Parties. Such determination shall be deemed the Final Analysis.

12.5.4 Observation of Sampling and Analysis. Each Party shall have the right to have a representative present at any and all weighing, sampling, and analysis procedures. Buyer or Seller and their representatives shall also have the right to inspect and examine the performance of any equipment employed in these procedures at all reasonable times.

SECTION 15. EVENTS OF DEFAULT; REMEDIES

15.1 Event of Default. An event of default (“Event of Default”) under this Agreement shall be deemed to exist upon the occurrence of any one or more of the following events:

15.1.1 Payment Default. Failure by either Party to pay or cause to be paid any undisputed amount that is due and payable under this Agreement and such failure continues for a period of ten (10) Days after Notice of such nonpayment is delivered to the defaulting Party.

15.1.2 Failure to Perform Material Provisions. Material failure by either Party to perform any provision of this Agreement other than as described in Sections 15.1.1 and (a) such failure continues for a period of thirty (30) Days after Notice of such failure is delivered to such Party or (b) if such failure cannot reasonably be cured within such thirty (30) days and such Party commences within such thirty (30) Days and shall thereafter continuously proceed with all due diligence to cure such failure, such failure is not cured within such longer period (not to exceed ninety (90) Days) as shall be necessary for such Party to cure the same with all due diligence.

15.2 Remedies for Default and Event(s) of Default. Upon the occurrence and during the continuation of any Event of Default hereunder, the Party not in default shall have the right, at its option, to terminate this Agreement upon ten (10) Days’ advance Notice to the defaulting Party, unless the Event of Default is cured within such ten (10) Day period, and to pursue any other remedies provided under this Agreement or now or hereafter existing at law or in equity or otherwise. Without limiting the foregoing, the non-defaulting Party shall be entitled to recover from the defaulting Party its “cover costs” associated with a failure to perform or Event of Default or a termination due to an Event of Default. As used above “cover costs” means (i) with respect to Buyer, (a) the additional cost above what would have been paid to Seller for Buyer’s procuring and transporting equivalent replacement Carbon due to a failure to perform or Event of Default by Seller (and a reduction in the Carbon Purchase Commitment equivalent to the cover quantities purchased) and (ii) with respect to Seller, costs of procuring and lost revenues resulting from the sale to a replacement purchaser for the same quantity of equivalent Carbon due to a failure to perform or Event of Default by Buyer.

15.3 Specific Performance and Injunctive Relief. Each of the Parties shall have and retain under this Agreement all rights and remedies existing in their favor, at law or in equity, including (without limitation) the right to bring actions for specific performance and injunctive and other equitable relief to enforce or prevent a breach or violation of this Agreement. All such rights and remedies shall be cumulative to the extent permitted by law.

15.5 Seller’s Right to Suspend Deliveries. If at any time during the continuation of a payment-related Event of Default as described in Section 15.1.1 on the part of Buyer has occurred and is continuing, then until the date the Event of Default is cured Seller may suspend deliveries of Carbon hereunder upon two (10) Business Days’ prior Notice to Buyer. If the payment-related Event of Default described above continues after such two (10) Business Day period, Seller’s suspension will become effective. If the suspension continues for more than ten (10) Days, then notwithstanding the subsequent remedy of such Event of Default, Seller shall not be required to resume deliveries of Carbon hereunder for a reasonable period of time taking into account alternative supply arrangements and operational considerations that Seller may have undertaken as a result of such Buyer non-performance; provided, however that in no event shall Seller take longer than ten (10) Days following the date such Event of Default is cured to resume deliveries.

16.2 No Consolidation. Unless the Parties otherwise agree, no dispute, controversy or claim hereunder shall be consolidated with any other proceeding involving any third party.

SECTION 17. COOPERATION WITH FINANCING

17.6 Cooperation with Financing. Seller contemplates obtaining debt financing for all or part of the cost of Seller’s Facility consisting of one or more construction or permanent loans to be secured by all or a portion of Seller’s Facility and its rights under this Agreement and certain equity contributions from the shareholders of Seller (together the “Financing”).

Exhibit A

Red River Environmental Products

Revised Proposal Pricing

Term:	Five (5) years

Annual Commitment:	Usage schedule to be determined based on total commitment and planned consumption. Should regulations require additional volume commitments, we would be available to modify this agreement to accommodate these changes.

Pricing:	Firm Pricing for Carbon delivered in 2009 and 2010 will be $ * per pound based Southern Company’s total contract commitment through 2013. The table below represents the pricing for the Total Contracted Pounds.

Total Volume	Treated PAC	PAC
30,000,000	$*	$*
20,000,000	$*	$*
10,000,000	$*	$*

Pricing Terms:	Net 30 Days

Price Escalation:	2011 Carbon Pricing will be calculated and based on previous year CPI (2010 CPI) Utilizing CPI-U – All Items (CPI – All Urban Consumers) percent movement with a cap of +/- 5% for each year beginning in 2011. This is available mid-January each year http://www.bls.gov/cpi/)

Call Option:	Option to increase purchased amount up to an additional 50% of committed annual volume per the above price schedule

Call Option Period:	Call Option to be exercised prior to *

Delivery:	Product will be sold DESTP&A Southern Company Plant

Delivery Cost:	Red River Environmental Products, LLC will manage third party logistics.

Direct pass through of costs to Southern Company

Prepaid and Added to Invoice

Product Specification:	Exhibit C

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EXHIBIT B

ACTIVATED CARBON PURCHASE COMMITMENT

[REQUIREMENTS OR MINIMUM QUANTITY]

Southern Company Generation

Annual Estimated ACI Useage

As of 4/24/2008

Capacity Factors based on the October version of the 2008 Energy Budget

PAC injection to stop if alternate technology is used in conjunction with scrubber. So 0% PAC after scrubbers come online

Scherer will continue to use ACI in the baghouse over the entire period

Capacity Factors are Forecast Baghouse and Pac capacity factors not unit capacity factors

Scherer U1 and U4 will not have baghouse online in 2009 therefor 0 put as capacity factor

EFOR rate=        1.00%

	Assumed	Capacity Factor						Annual ACI Use (tons)
Unit	ACI Rate (lb/hr)	2009	2010	2011	2012	2013	2009	2010	2011	2012	2013
Scherer 1	333	0%	87%	74%	87%	74%	*	*	*	*	*
Scherer 2	333	58%	87%	74%	87%	74%	*	*	*	*	*
Scherer 3	333	58%	65%	87%	80%	0%	*	*	*	*	*
Scherer 4	333	0%	51%	88%	80%	88%	*	*	*	*	*

				Total (Tons)			*	*	*	*	*

				Total (Pounds)			*	*	*	*	*
											37,892,869

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EXHIBIT C

TREATED ACTIVATED CARBON PRODUCT SPECIFICATION

Exhibit C

Treated Powdered Activated Carbon

Powdered Activated Carbons Designed for Mercury Control Applications

ADA-ES

ADA-ES’ provides a chemically enhanced powdered activated carbon that has been manufactured specifically for removing mercury emissions from the flue gases of coal-fired power plants. This carbon is produced from low ranking lignite or sub bituminous coals, the feedstock’s that have shown to produce the most effective activated carbons in full scale testing at power plants.

Product Name Treated Powdered Activated Carbon

Description Chemically enhanced powdered activated carbon

Product Specifications

Moisture 12% Maximum as packed

Size 95% minus 325 mesh

Typical Properties

Bulk Density Tamped g/ml 0.57 - 0.64 Pounds/ft.3 36 - 40

Surface Area 450 - 700M2/gm

Iodine Number 400-650

Percent Active Chemical 4-6%

Ignition Temperature Greater than 400 C

Packaging and Delivery

ADA-ES carbon can be purchased in 1,000 lb. super sacks or delivered to the plant site by 40,000 lb. bulk pneumatic trailer trucks.

Safety Warning

If powdered activated carbon becomes wet while in a confined or closed space, it may deplete the oxygen levels from the air. The oxygen content of the air in the confined space should be determined before workers are allowed to enter such a space. All applicable low oxygen work rules and procedures should be followed.

Avoid excessive inhalation of activated carbon dust. Appropriate protective equipment should be worn when working with activated carbon, including eyewear and respiratory protection.

© ADA Environmental Solutions, 2008 [002-3/08]

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